Exhibit 99.1

Kohl’s Reports Third Quarter Fiscal 2024 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—November 26, 2024— Kohl’s Corporation (NYSE:KSS) today reported results for the third quarter ended November 2, 2024.

•	Net sales decreased 8.8% and comparable sales decreased 9.3%

•	Diluted earnings per share of $0.20

•	Updates full year 2024 financial outlook

•	Kohl’s Board announces CEO transition process

Tom Kingsbury, Kohl’s chief executive officer, said “Our third quarter results did not meet our expectations as sales remained soft in our apparel and footwear businesses. Although we had a strong collective performance across our key growth areas, including Sephora, home decor, gifting, and impulse, and also benefited from the opening of Babies “R” Us shops in 200 of our stores, these were unable to offset the declines in our core business. Importantly, we delivered gross margin expansion and managed expenses tightly in the quarter.”

“We are not satisfied with our performance in 2024 and are taking aggressive action to reverse the sales declines. We must execute at a higher level and ensure we are putting the customer first in everything we do. We are approaching our financial outlook for the year more conservatively given the third quarter underperformance and our expectation for a highly competitive holiday season,” Kingsbury continued.

CEO Transition Process

As announced on November 25, 2024, Chief Executive Officer Tom Kingsbury plans to step down as CEO, effective January 15, 2025. He will stay on in an advisory role to the new CEO and retain his position on Kohl’s Board of Directors (the “Board”) through his retirement in May 2025. The Board appointed retail veteran Ashley Buchanan as CEO and Board member, effective January 15, 2025.

Third Quarter 2024 Results

Comparisons refer to the 13-week period ended November 2, 2024 versus the 13-week period ended October 28, 2023

•	Net sales decreased 8.8% year-over-year, to $3.5 billion, with comparable sales down 9.3%.

•	Gross margin as a percentage of net sales was 39.1%, an increase of 20 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 5.1% year-over-year, to $1.3 billion. As a percentage of total revenue, SG&A expenses were 34.8%, an increase of 125 basis points year-over-year.

•	Operating income was $98 million compared to $157 million in the prior year. As a percentage of total revenue, operating income was 2.7%, a decrease of 120 basis points year-over-year.

•	Net income was $22 million, or $0.20 per diluted share. This compares to net income of $59 million, or $0.53 per diluted share in the prior year.

•	Inventory was $4.1 billion, a decrease of 3% year-over-year.

•	Operating cash flow was a use of $195 million.

Nine Months Fiscal Year 2024 Results

Comparisons refer to the 39-week period ended November 2, 2024 versus the 39-week period ended October 28, 2023

•	Net sales decreased 6.1% year-over-year, to $10.2 billion, with comparable sales down 6.4%.

•	Gross margin as a percentage of net sales was 39.4%, an increase of 42 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 3.4% year-over-year, to $3.8 billion. As a percentage of total revenue, SG&A expenses were 34.8%, an increase of 95 basis points year-over-year.

•	Operating income was $307 million compared to $418 million in the prior year. As a percentage of total revenue, operating income was 2.8%, a decrease of 79 basis points year-over-year.

•	Net income was $61 million, or $0.55 per diluted share. This compares to net income of $131 million, or $1.18 per diluted share in the prior year.

•	Operating cash flow was $52 million.

•	Long-term debt was reduced by $113 million through the redemption of the remaining 9.50% notes due May 15, 2025.

Updated 2024 Financial and Capital Allocation Outlook

For the full year 2024, which has 52 weeks compared to 53 weeks in full year 2023, the Company currently expects the following:

•	Net sales: A decrease of (7%) to a decrease of (8%)

•	Comparable sales: A decrease of (6%) to a decrease of (7%)

•	Operating margin: In the range of 3.0% to 3.2%

•	Diluted EPS: In the range of $1.20 to $1.50

•	Capital Expenditures: Approximately $500 million, including expansion of Sephora partnership and other store-related investments

•

Dividend: On November 13, 2024, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable December 24, 2024 to shareholders of record at the close of business on December 11, 2024.

Third Quarter 2024 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on November 26, 2024. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “Updated 2024 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s is uniquely positioned to deliver against its long-term strategy and its purpose to take care of families’ realest moments. Kohl’s serves millions of families in its more than 1,100 stores in 49 states, online at Kohls.com, and through the Kohl’s App. With a large national footprint, Kohl’s is committed to making a positive impact in the communities it serves. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Jill Timm, (262) 703-2203, jill.timm@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in Millions, Except per Share Data)	November 2, 2024	October 28, 2023	November 2, 2024	October 28, 2023
Net sales	$3,507	$3,843	$10,210	$10,876
Other revenue	203	211	614	644

Total revenue	3,710	4,054	10,824	11,520
Cost of merchandise sold	2,137	2,349	6,188	6,638
Gross margin rate	39.1%	38.9%	39.4%	39.0%
Operating expenses:
Selling, general, and administrative	1,291	1,360	3,769	3,902
As a percent of total revenue	34.8%	33.5%	34.8%	33.9%
Depreciation and amortization	184	188	560	562

Operating income	98	157	307	418
Interest expense, net	76	89	245	262

Income before income taxes	22	68	62	156
(Benefit) Provision for income taxes	—	9	1	25

Net income	$22	$59	$61	$131

Average number of shares:
Basic	111	110	111	110
Diluted	112	111	112	111
Earnings per share:
Basic	$0.20	$0.54	$0.55	$1.19
Diluted	$0.20	$0.53	$0.55	$1.18

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	November 2, 2024	October 28, 2023
Assets
Current assets:
Cash and cash equivalents	$174	$190
Merchandise inventories	4,099	4,239
Other	344	291

Total current assets	4,617	4,720
Property and equipment, net	7,472	7,861
Operating leases	2,500	2,492
Other assets	465	394

Total assets	$15,054	$15,467

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,873	$1,918
Accrued liabilities	1,245	1,324
Borrowings under revolving credit facility	749	625
Current portion of:
Long-term debt	353	111
Finance leases and financing obligations	80	84
Operating leases	93	94

Total current liabilities	4,393	4,156
Long-term debt	1,174	1,638
Finance leases and financing obligations	2,533	2,714
Operating leases	2,799	2,780
Deferred income taxes	78	107
Other long-term liabilities	273	321
Shareholders’ equity:	3,804	3,751

Total liabilities and shareholders’ equity	$15,054	$15,467

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
(Dollars in Millions)	November 2, 2024	October 28, 2023
Operating activities
Net income	$61	$131
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	560	562
Share-based compensation	25	31
Deferred income taxes	(33)	(25)
Non-cash lease expense	67	70
Other non-cash items	2	13
Changes in operating assets and liabilities:
Merchandise inventories	(1,216)	(1,046)
Other current and long-term assets	(75)	66
Accounts payable	739	588
Accrued and other long-term liabilities	(2)	58
Operating lease liabilities	(76)	(69)

Net cash provided by operating activities	52	379

Investing activities
Acquisition of property and equipment	(367)	(495)
Proceeds from sale of real estate	2	15
Other	2	(11)

Net cash used in investing activities	(363)	(491)

Financing activities
Net borrowings under revolving credit facility	657	540
Shares withheld for taxes on vested restricted shares	(10)	(13)
Dividends paid	(166)	(165)
Repayment of long-term borrowings	(113)	(164)
Premium paid on redemption of debt	(5)	—
Finance lease and financing obligation payments	(62)	(68)
Proceeds from financing obligations	1	19

Net cash provided by financing activities	302	149

Net (decrease) increase in cash and cash equivalents	(9)	37
Cash and cash equivalents at beginning of period	183	153

Cash and cash equivalents at end of period	$174	$190